Exhibit 3.2

SECOND AMENDED AND RESTATED

BY-LAWS

OF

ROTECH HEALTHCARE INC.

ARTICLE I.

OFFICES AND RECORDS

Section 1.01 Delaware Office. The registered office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and its registered agent is Corporation Service Company.

Section 1.02 Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may designate or as the business of the Corporation may from time to time require.

Section 1.03 Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board.

ARTICLE II.

STOCKHOLDERS

Section 2.01 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be designated by the Board. At the annual meeting, directors shall be elected and any other proper business may be transacted.

Section 2.02 Special Meeting. Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation (“Preferred Stock”) with respect to such series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman of the Board, Chief Executive Officer or by the Board pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”), or stockholders holding in the aggregate at least twenty-five percent (25%) of the Common Stock and Preferred Stock, on an as converted basis, then outstanding.

If any person(s) other than the Board calls a special meeting, the request shall:

(i)	be in writing;

(ii)	specify the general nature of the business proposed to be transacted; and

(iii)	be delivered personally or sent by registered mail to the Secretary of the Corporation.

Upon receipt of such a request, the Board shall determine the date, time and place of such special meeting, which should be scheduled to be held on a date that is within ninety (90) days of receipt by the Secretary of the request therefor, and the Secretary of the Corporation shall prepare a proper notice thereof. No business may be transacted at such special meeting other than the business specified in the notice to stockholders of such meeting.

Section 2.03 Place of Meeting. Meetings of stockholders shall be held at any place within or outside the State of Delaware as designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (“DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 2.04 Notice of Meeting. Written or printed notice or notice by electronic transmission as provided in Section 6.05 of these By-laws, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.03 of these By-Laws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be canceled, by resolution of the Board upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.05 Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.06 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware) by the stockholder, or by his duly authorized attorney-in-fact, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A stockholder may also authorize another person or persons to act for him, her or it as proxy in the manner(s) provided under Section 212(c) of the DGCL or as otherwise provided under Delaware law. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

Section 2.07 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 2.07, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.07.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.07, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rules 14a-8 and 14a-101 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 2.07 to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.07 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.07. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(ii) of this Section 2.07 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(i) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.07 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.07. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.07 and, if any proposed nomination or business is not in compliance with this Section 2.07, to declare that such defective proposal or nomination shall be disregarded.

(ii) For purposes of this Section 2.07, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(iii) Notwithstanding the foregoing provisions of this Section 2.07, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.07. Nothing in this Section 2.07 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

Section 2.08 Procedure for Election of Directors. Required Vote.

(a) Election of directors at all meetings of the stockholders at which directors are to be elected may, in the discretion of the Board, be by ballot or otherwise. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the election of directors shall be in accordance with this Section 2.08.

(b) Members of the Board of Directors shall be elected by a majority of the votes cast in person or by proxy at any meeting that includes the election of directors at which a quorum is present, provided that if (i) the number of nominees exceeds the number of directors to be elected or (ii) the Secretary of the Corporation received notice that a stockholder nominated a person for election to the Board of Directors in accordance with Section 2.07 of these Bylaws, and that nomination has not been withdrawn by the stockholder on or before the tenth day preceding the date the Company first mails its meeting notice to stockholders, the directors are to be elected by a plurality of the votes cast in person or by proxy. For purposes of this Section 2.08, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. For purposes of this Section 2.08, if plurality voting is applicable to the election of directors at any meeting, the director nominees who receive the highest number of votes cast “for,” without regard to votes cast “against,” shall be elected as directors up to the total number of directors to be elected at that meeting. Abstentions and broker non-votes will not count as a vote cast with respect to a director's election.

(c) If an incumbent director fails to receive the required vote for re-election, he or she shall offer to resign from the Board and the Nominating and Corporate Governance Committee will consider such offer to resign, will act on an expedited basis to determine whether to accept such director’s resignation, and will submit such recommendation for prompt consideration by the Board. The director whose resignation is under consideration may not participate in any deliberation or vote of the Nominating and Corporate Governance Committee or Board regarding that resignation. Notwithstanding the foregoing, in the event that no nominee for director receives the vote required in these Bylaws, the Nominating and Corporate Governance Committee shall make a final determination as to whether the Board shall accept any or all resignations, including those resignations from the members of the committee. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation. Within 90 days after the date of certification of the election results, the Board will promptly disclose its decision and rationale regarding whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the Securities and Exchange Commission or by other public announcement. If such incumbent director's resignation is not accepted by the Board, such director will continue to serve until the next meeting that includes the election of directors and until his or her successor is chosen and qualified, or his or her death, resignation, or retirement or removal in accordance with applicable law or regulation, whichever event shall first occur. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to Article V(c) of the Certificate of Incorporation.

(d) Except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

Section 2.09 Inspectors of Elections Opening and Closing the Polls. The Board by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law. The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

ARTICLE III.

BOARD OF DIRECTORS

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board, except as may be otherwise required by law or by the Certificate of Incorporation. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 3.02 Number, Tenure and Qualifications. The authorized number of directors shall be determined from time to time by resolution of the Board, provided that the Board shall consist of at least three (3) members. If the holders of any class or classes of stock or series thereof are entitled by the Certificate of Incorporation to elect one or more directors and there are no vacancies in the Board, the number of such directors shall be increased to comply with the terms of such stock. Each director shall hold office until the next annual meeting of stockholders, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 3.03 Regular Meetings. A regular meeting of the Board shall be held without other notice than this By-Law immediately after, and at the same place as, the annual meeting of Stockholders or at such other time and place as may be determined by resolution of the Board. The Board may, by resolution, provide the time and place for the holding, of additional regular meetings without other notice than such resolution.

Section 3.04 Special Meetings. Special meetings of the Board shall be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office. The person or persons authorized to call special meetings of the Board may fix the place and time of the meetings.

Section 3.05 Notice. Notice of any special meeting of directors shall be given to each director at his or her business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) calendar days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least two (2) business days before such meeting. If by facsimile or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least one (1) business day before such meeting. If by telephone or by hand delivery, the notice shall be given at least one (1) business day prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in the notice of such meeting, except for amendments to these By-Laws, as provided under Section 8.01. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6.03 of these By-Laws.

Section 3.06 Action by Consent of Board. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

Section 3.07 Conference Telephone Meetings. Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.08 Quorum. Subject to Section 3.09 of these By-Laws, a majority of the Whole Board shall constitute a quorum present for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.09 Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director. If there are no directors in office, then an election of directors shall be held in the manner provided by the statute.

Section 3.10 Committees of the Board.

(a) Committees. The Board may, by resolution adopted by a majority of the Whole Board, designate one or more committees. Each committee shall consist of one (1) or more of the directors of the Corporation as set forth in such committee’s charter, if any. Such committee or committees shall have duties and powers not inconsistent with the laws of the State of Delaware, the Certificate of Incorporation, these By-Laws, and the respective resolution or resolutions of the Board.

(b) Operation of Committees. A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board or such committee’s charter, if any, shall provide otherwise. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.05 of these By-Laws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Each committee shall keep regular minutes of its meetings and regularly report to the Board. A majority of all of the members of the committee shall constitute a quorum present for the transaction of business.

Section 3.11 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 3.12 Removal. No director shall be removed except as provided in the Certificate of Incorporation.

Section 3.13 Records. The Board shall cause to be kept a record containing the minutes of the meetings of the Board (and any committees thereof) and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

ARTICLE IV.

OFFICERS

Section 4.01 Elected Officers. The elected officers of the Corporation shall be a Chairman of the Board, Chief Executive Officer, President, Vice President, Secretary, Treasurer, and such other officers (including, without limitation a Chief Financial Officer and Chief Operating Officer) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the directors by a majority vote of the Whole Board. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof. The Board or any committee thereof may from time to time elect, or the Chairman of the Board or Chief Executive Officer may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board or such committee or by the Chief Executive Officer, as the case may be. Except as prohibited by law or the Certificate of Incorporation or these By-Laws, any number of offices may be held by the same person.

Section 4.02 Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. The Board may delegate to any executive officer or committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign.

Section 4.03 Chairman of the Board. The Chairman of the Board shall preside, if present, at all meetings of the stockholders and of the Board and shall exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board.

Section 4.04 Chief Executive Officer. The Chief Executive Officer shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him or her by the Board. He or she shall make reports to the Board and the stockholders, and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer may also serve as Chairman of the Board, if so elected by the Board. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at meetings of the stockholders and of the Board.

Section 4.05 President. The President shall act in a general executive capacity and shall assist in the administration and the operation of the Corporation’s business and general supervision of its policies and affairs and shall perform all duties incidental to his or her office which may be required by law and all such other duties as are properly required of him or her by the Chief Executive Officer.

Section 4.06 Vice Presidents. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board or the Chief Executive Officer.

Section 4.07 Chief Financial Officer. The Chief Financial Officer (if any) shall be a Vice President and act in an executive financial capacity. He or she shall assist the Chief Executive Officer and the President in the general supervision of the Corporation’s financial policies and affairs.

Section 4.08 Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board. He or she shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him or her from time to time by the Board, the Chief Executive Officer or the President.

Section 4.09 Chief Operating Officer. The Chief Operating Officer (if any) shall be a Vice President and subject to the powers of the Chief Executive Officer and President, shall be the principal officer in charge of the operations of the Corporation.

Section 4.10 Secretary. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he or she shall see that all notices are duly given in accordance with the provisions of Section 2.07 of these By-Laws and as required by law; he or she shall be custodian of the records and shall see that the books, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board, the Chief Executive Officer or the President.

Section 4.11 Removal. Any officer elected or appointed, or agent appointed, by the Board may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby. In the case of an officer appointed by an executive officer or Board committee, such officer may be removed from office at any time, with or without cause, by the Board, by the officer or committee that appointed him or her, by the Chief Executive Officer or Chairman of the Board. No officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan or any other employee benefit plan.

Section 4.12 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board. Any vacancy in any other office because of death, resignation, or removal may be filled by the Board, by the officer or committee that appointed him or her, by the Chief Executive Officer or Chairman of the Board.

ARTICLE V.

STOCK CERTIFICATES AND TRANSFERS

Section 5.01 Stock Certificates and Transfers. The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe, provided that the Board may provide, by resolution or resolutions, that some or all of any or all classes or series of its stock shall be uncertificated shares. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

The certificates of stock shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202 (a) or 218(a) of the General Corporation Law of the State of Delaware or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 5.02 Lost, Stolen or Destroyed Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any financial officer may in its or his discretion require.

Section 5.03 Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction should be recorded upon the books of the Corporation.

Section 5.04 Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payments of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 5.05 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

Section 6.01 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

Section 6.02 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

Section 6.03 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance by a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board or committee thereof need be specified in any waiver of notice of such meeting.

Section 6.04 Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary, or at such late time as is specified therein. No formal action shall be required of the Board or the stockholders to make any such resignation effective.

Section 6.05 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these By-laws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-laws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VII.

CONTRACTS, SHARES OF OTHER CORPORATIONS, ETC.

Section 7.01 Contracts. Except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board or the Chief Executive Officer, the President or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 7.02 Representation of Shares of Other Corporations; Proxies. Unless otherwise provided by resolution adopted by the Board, the Chief Executive Officer, the President or any Vice President is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests in any other corporation. The authority granted herein may be exercised directly or the Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation, all such written proxies or other instruments as he may deem necessary or proper.

ARTICLE VIII.

AMENDMENTS

Section 8.01 Amendments. These By-Laws may be amended, modified or repealed, and new By-laws may be adopted, at any time by a majority of the Whole Board. Stockholders of the Corporation may adopt additional By-laws and amend, modify or repeal any By-Laws, whether or not adopted by them, but only in accordance with Article VII of the Certificate of Incorporation.